As Filed with the Securities and Exchange Commission on December 24, 2013

Registration No. 333-152101

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Simcere Pharmaceutical Group

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 699-18 Xuan Wu Avenue

Xuan Wu District, Nanjing

Jiangsu Province 210042

People’s Republic of China

Attention: Yushan Wan

Tel: +86 25 8556 6666 × 8702
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shuang Zhao, Esq.

Shearman & Sterling LLP

c/o 12th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road

Central, Hong Kong

(852) 2978-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

Simcere Pharmaceutical Group (the “Registrant”) is filing this Post-Effective Amendment No. 3 to Registration Statement on Form F-3 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form F-3 filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2008, File No. 333-152101 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.01 per share (the “Ordinary Shares”).

Simcere Holding Limited, Simcere Acquisition Limited (“Merger Sub”) and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) on August 28, 2013. On December 19, 2013, at an extraordinary general meeting, the shareholders of the Registrant voted to approve the Merger Agreement. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of December 23, 2013 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company (the “Merger”). At the Effective Time, all outstanding Shares and American depositary shares of the Registrant, and all outstanding restricted shares and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Registrant’s share incentive plans were canceled.

As a result of the Merger, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 3, all of the Ordinary Shares registered under the Registration Statement which remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nanjing, China, on December 24, 2013.

Simcere Pharmaceutical Group

By:	/s/ Jinsheng Ren
Name:	Jinsheng Ren
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 24, 2013.

Signature	Capacity

/s/ Jinsheng Ren	Chairman of the Board of Directors and Chief
Jinsheng Ren	Executive Officer (principal executive officer)

/s/ Guoqiang Lin	Director
Guoqiang Lin

/s/ Hongquan Liu	Director
Hongquan Liu

/s/ Alan Au	Director
Alan Au

/s/ John Huan Zhao	Director
John Huan Zhao

/s/ Yushan Wan	Acting Chief Financial Officer
Yushan Wan	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement or amendment thereto in Newark, Delaware, on December 24, 2013.

Puglisi & Associates

By:	/s/ Donald J. Puglish
Name:	Donald J. Puglish
Title:	Managing Director